Exhibit 99.1

Berkshire Hathaway Completes Acquisition of 60% of Marmon Holdings, Inc.

OMAHA, NE and CHICAGO, IL — March 18, 2008 — Berkshire Hathaway Inc. (NYSE: BRK.A) (NYSE: BRK.B) and Marmon Holdings, Inc. announced that Berkshire has successfully completed its acquisition of 60% of Marmon for $4.5 billion. As previously reported, the remaining 40% of Marmon that is currently owned by trusts for the benefit of members of the Pritzker Family of Chicago will be acquired through staged acquisitions over a five to six year period for consideration to be based on the future earnings of Marmon.

Marmon Group is an international association of more than 125 manufacturing and service businesses that operate independently within diverse business sectors. These sectors are Wire & Cable, serving energy related markets, residential and non-residential construction and other industries; Transportation Services & Engineered Products, including railroad tank cars and intermodal tank containers; Highway Technologies, primarily serving the heavy-duty highway transportation industry; Distribution Services for specialty pipe and tubing; Flow Products for the plumbing, HVAC/R, construction and industrial markets; Industrial Products including metal fasteners, safety products and metal fabrication; Construction Services, providing the leasing and operation of mobile cranes primarily to the energy, mining and petrochemical markets; Water Treatment equipment for residential, commercial and industrial applications; and Retail Services, providing store fixtures, food preparation equipment and related services.

Berkshire Hathaway and its subsidiaries engage in a number of diverse business activities including property and casualty insurance and reinsurance, utilities and energy, finance, manufacturing, retailing and services. Common stock of the company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

Contacts

Berkshire Hathaway Inc., Omaha

Marc D. Hamburg 402-346-1400

Marmon Holdings, Inc.

David Dees 312-845-5343